                                                                  Exhibit (a)(6)


                        PAXSON COMMUNICATIONS CORPORATION
                      NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (the "Agreement"), effective as of January 23, 2003, is made by and between Paxson Communications Corporation, a Delaware corporation (the "Company"), and the individual "Recipient" identified on the signature page hereof and Schedule I to this Agreement (the "Recipient").

                                   Background

The Company has established the Paxson Communications Corporation 1998 Stock Incentive Plan (as amended, the "Plan"). The Company wishes to grant to the Recipient a Non-Qualified Stock Option pursuant to the terms of the Plan.

Therefore, the Company and the Recipient agree as follows:

1. Grant of Option. In consideration of service to the Company and for other good and valuable consideration, the Company grants to the Recipient, in accordance with the terms and conditions of the Plan and this Agreement, a Non-Qualified Stock Option to purchase the number of Shares of the Company's Common Stock set forth in Schedule I of this Agreement (the "Option").

2. Exercise Price. The exercise price of each Share covered by the Option will be the price set forth in Schedule I of this Agreement.

3. Adjustments in Option. If the outstanding Shares subject to the Option are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the Shares subject to the Option and the exercise price per Share will be equitably adjusted to reflect these changes. This adjustment in the Option will be made without change in the total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in the exercise price per Share. Any adjustment made by the Committee will be final and binding upon the Recipient, the Company and all other interested persons.

4. Manner of Exercise. The Option, or any portion thereof, may be exercised only in accordance with the terms of the Plan and solely by delivery to the Secretary of the Company of all of the following items prior to the time when the Option or the portion of the Option becomes unexercisable under the terms of the Plan.

         (a) The Recipient or other person entitled to exercise the Option must sign and deliver a written notice stating that the Option or portion thereof is thereby exercised, which notice must comply with all applicable rules (if any) established by the Committee.

         (b) The Recipient or other person entitled to exercise the Option must deliver full payment for the Shares with respect to which the Option or portion thereof is exercised either (i) in cash or by certified check or (ii) by the Company's refraining from issuing ("Share Withholding"), pursuant to an instruction from the Recipient, a portion of the Option Shares not constituting Unvested Shares (such Option Shares being referred to herein as "Vested Shares") issuable upon the exercise of the Option having a Fair Market Value equal to the full exercise price. If, by reason of an election to pay the exercise price through Share Withholding, the net number of Vested Shares issuable includes a fractional share, the Company shall pay to the Recipient promptly following exercise an amount equal to the Fair Market Value of that fractional share as of the Option Expiration Date. The Recipient does not have the right to apply Unvested Shares to pay the option exercise price under this Section 4(b) or to satisfy the Recipient's tax withholding obligations under Section 4(c), and the Recipient shall satisfy any portion of those obligations that is not satisfied through Share Withholding of Vested Shares through a direct cash payment to, or delivery of a certified check to, the Company.




         (c) The Recipient or other person entitled to exercise the Option must deliver full payment of an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and local withholding tax requirements at the time the Recipient or his beneficiary recognizes income for federal, state, and local tax purposes as the result of the receipt of Shares pursuant to the exercise of the Option or portion thereof. Withholding requirements may be satisfied at the election of the Recipient through one of the following forms of payment, or through any combination thereof: (i) by payment to the Company in cash or certified check or by wire transfer of immediately available funds, or (ii) by Share Withholding, pursuant to an instruction from the Recipient, of Vested Shares having a Fair Market Value equal to all or a portion of the full dollar amount necessary to satisfy all federal (including FICA and FUTA amounts), state, and local tax withholding requirements. Notwithstanding the preceding sentence, and regardless of any instruction from the Recipient to the contrary, the Company may elect at any time in its sole discretion to satisfy all or a portion of the Recipient's withholding requirements through Share Withholding. If Share Withholding is elected by Recipient or the Company, the Company will not issue fractional Vested Shares but will round down the net number of Vested Shares to be issued to the nearest whole share and will increase the dollar amount deemed withheld by the Fair Market Value of any such fractional share. Notwithstanding anything to the contrary, the Recipient will only be permitted to satisfy the Recipient's withholding obligations relating to any Section 83(b) election made by the Recipient with respect to the Unvested Shares through Share Withholding if the Recipient shall have notified the Company in writing on or before the Date of Grant of the Recipient's election to satisfy such obligations through Share Withholding. Subject to the immediately preceding sentence, the Recipient shall be required to satisfy the Recipient's tax withholding obligations relating to the Unvested Shares, whether those obligations arise from the termination of the Period of Restriction or from a Section 83(b) election made by the Recipient with respect to the Unvested Shares, through payment to the Company in cash or by certified check or by wire transfer of immediately available funds. If any excise tax withholding by the Company is required pursuant to Code
                  Section 4999 on an "excess parachute payment," as this term is defined in Code section 4999, in connection with any Award or issuance of Shares, the Company will be required to pay compensation to the Participant ("Gross-Up Payment") in an amount equal to the excise tax withholding required to be withheld by the Company on the Award or issuance of Shares and the Gross-Up Payment itself. The Company will withhold this Gross-Up Payment to satisfy the withholding obligation.

         (d) The Recipient or other person entitled to exercise the Option must sign and deliver a bona fide written representation and agreement, in a form satisfactory to the Committee, stating that the Option Shares are being acquired for his own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the "Act"), and then applicable rules and regulations thereunder, and that the Recipient or other person then entitled to exercise the Option will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Option Shares is contrary to the representation and agreement referred to above. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of these representations and agreement and to effect compliance with all federal and state securities laws or regulations. Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Option Shares acquired on an Option exercise does not violate the Act and may issue stop-transfer orders covering those Option Shares. The written representations and agreement referred to in the first sentence of this subsection (d), however, will not be required if the Option Shares to be issued pursuant to the exercise have been registered under the Act, and the registration is then effective in respect of the Option Shares.

         (e)      If the Option or any portion thereof is exercised pursuant to
                  Section 4 of this Agreement by any person other than the Recipient, that person must deliver appropriate proof, satisfactory to the Committee, of the right of that person to exercise the Option.


5. Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. Those Shares will be fully paid and non-assessable. The Recipient will not receive a certificate evidencing the Recipient's ownership of the Shares deliverable upon the exercise of the Option. The Company shall instruct its transfer agent to make an annotation in the Company's stock transfer records evidencing the issuance of such Shares to the Recipient. As to the Recipient's
         Vested Shares, the transfer agent will then effect, as promptly as reasonably practicable, a book entry transfer of those Shares to the Recipient's broker's account with The Depository Trust
         Company (DTC) using DTC's Deposit/Withdrawal At Custodian (DWAC) system. The transfer agent will not make an immediate book entry transfer, however, with respect to the Recipient's Unvested Shares.
         The transfer agent will transfer those Shares to the Recipient's broker's account with DTC via DWAC at such time as the Period of Restriction (as defined below) and the Recipient has satisfied the Recipient's tax withholding obligations arising from the lapse of the restrictions upon those Unvested Shares.



6. Rights of Shareholders. The Recipient will not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until the Company issues certificates representing those Shares to the Recipient.

7. Exercisability and Vesting; Risk of Forfeiture Applicable to Unvested Shares. The Option is fully exercisable immediately as to all of the Option Shares. After the exercise of the Option, the Recipient's interest in any Unvested Shares specified in Schedule I of this Agreement shall, subject to Section 9, be forfeited immediately upon termination of the Recipient's employment with the Company during the Period of Restriction as a result of a Non-Qualifying Termination. "Non-Qualifying Termination" means termination of the Recipient's employment with the Company, whether the termination is effected by the Company, the Recipient or otherwise, except (a) termination as a result of the Recipient's death or Disability or (b) termination by the Company other than for Cause. "Period of Restriction" means a period commencing on the Date of Grant and terminating on the date that is one year after the Date of Grant; provided, however, that the Period of Restriction shall terminate immediately on such earlier date as either of the following shall have occurred: (i) termination as a result of the Recipient's death or Disability or (ii) termination by the Company other than for Cause. Recipient shall deliver any certificates in Recipient's possession representing Unvested Shares to the Company within five days after the occurrence of a Non-Qualifying Termination. Recipient's interest in all Unvested Shares shall immediately cease to be subject to a risk of forfeiture on the date on which the Period of Restriction terminates, and shall also immediately cease to be subject to a risk of forfeiture under the circumstances addressed in Section 9. The Committee, in its sole discretion, may at any time accelerate the date on which the Recipient's interest in any or all of the Unvested Shares shall cease to be subject to a risk of forfeiture.


8. Duration of Option. The Option will be exercisable for a one business day period commencing on the "Option Expiration Date" set forth in
         Schedule I of this Agreement and expiring at midnight, Eastern Standard Time, on that Option Expiration Date.


9. Acceleration of Date on Which Unvested Shares Cease to be Subject to a Risk of Forfeiture. The Recipient's interest in all Unvested Shares shall immediately cease to be subject to a risk of forfeiture (i) upon a Change of Control or (ii) if the Company terminates the Recipient's employment (x) within six months prior to a Change of Control, or (y) during the pendency of any transfer of control application or similar filing with the Federal Communications Commission with respect to a transaction which would, when consummated, result in a Change of Control. For purposes of this Agreement, a "Change of Control" will occur if (I) none of Lowell W. Paxson, his estate, his wife, his lineal descendants, or any trust created for the sole benefit of any one or more of them during their lifetimes, or any combination of any of the foregoing, shall (A) own, directly or indirectly, at least 35 percent of the issued and outstanding capital stock of the Company or (B) have voting control, directly or indirectly, equal to at least 51 percent of the issued and outstanding capital stock of the Company entitled to vote in the election of Board of Directors of the Company; (II) the consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were shareholders of the Company immediately prior to this reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's (or any successor entity's) then outstanding securities; (III) a liquidation or dissolution of the Company or of the sale of all or at least 80 percent of the Company's assets; or (IV) the occurrence of a "Change of Control" (or such other term or provision of substantially equivalent meaning) with respect to the Company under the terms of any written agreement of employment between Recipient and the Company or its subsidiaries; PROVIDED, HOWEVER, that Recipient acknowledges and agrees that the immediately preceding clause (IV) shall not be deemed to be effective in any way with respect to (1) any alleged or actual unwritten agreement or understanding with respect to Recipient's employment, or (2) any writing between Recipient and the Company and its subsidiaries which is not expressly stated to be an agreement of employment (even though such writing may discuss matters relating to Recipient's employment with the Company or its subsidiaries).

10. Administration. The Committee has the power to interpret this Agreement and to adopt rules for the administration, interpretation and application of the Agreement as are consistent herewith and to interpret or revoke any rules. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Recipient, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or any similar agreement to which the Company is a party.

11. Restrictions on Transferability. The Option shall not be transferable. The Recipient shall have the right to transfer any Vested Shares without restriction at any time. Recipient shall not transfer any Unvested Shares during the Period of Restriction.

12. Shares to be Reserved. The Company will at all times during the term of the Option reserve and keep available the Shares sufficient to satisfy the requirements of this Agreement.

13. Notices. All notices to the Company will be in writing and will be delivered to:

         Anthony L. Morrison, Esq.
         Executive Vice President,
         Secretary and General Counsel
         Paxson Communications Corporation
         601 Clearwater Park Road
         West Palm Beach, Florida 33401.

         All notices to a Recipient will be delivered personally or mailed to the Recipient at his address appearing in the Company's personnel records. The address of any person may be changed at any time by written notice given in accordance with this Section 13.

14. Titles. Titles in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

15. Incorporation of Plan by Reference. The Option is granted in accordance with the terms and conditions of the Plan. The terms of the Plan are incorporated in this Agreement by reference, and this Agreement will in all respects be interpreted in accordance with the Plan. Any term used in this Agreement that is not otherwise defined in this Agreement will have the meaning assigned to it by the Plan; PROVIDED, HOWEVER, that in the event of any conflict or inconsistency between the definition of "cause" under the Plan and such term (or substantially equivalent term) defined under an employment agreement between Recipient and the Company or any subsidiary thereof, the definition of cause contained in such employment agreement shall be deemed to control.

                    [Signatures set forth on following page.]

         IN WITNESS WHEREOF, the Company and the Recipient have executed and delivered this Agreement effective as of the date first written above.

                                       Company:

                                       PAXSON COMMUNICATIONS CORPORATION



                                       By: /s/ Lowell W. Paxson
                                           -------------------------------------
                                           Lowell W. Paxson
                                           Chief Executive Officer


                                       Recipient:


                                       -----------------------------------------

                                       Name:
                                             -----------------------------------

                                   SCHEDULE I

1. Name of Recipient:

2. Date of Grant:                                               January 23, 2003

3. Number of Shares of Common Stock Covered by the Option:

4. Exercise Price Per Option Share:                             $0.01

5. Option Expiration Date (except as otherwise provided in the January 24, 2003 attached Agreement):

6. Number of Unvested Shares, if any, at Date of Grant: